Exhibit 10.1
WESTERN DIGITAL CORPORATION
EXECUTIVE SHORT-TERM INCENTIVE PLAN

1.Purpose.
The purpose of this Western Digital Corporation Executive Short-Term Incentive Plan (this “Plan”) is to promote the success of Western Digital Corporation, a Delaware corporation (the “Company”), by (i) compensating and rewarding participating executives with incentive awards for the achievement of performance goals, (ii) motivating such executives by giving them opportunities to receive incentive awards directly related to performance, and (iii) retaining executives by offering them an opportunity to share in the Company’s success.
2.Definitions.
“Administrator” means (i) the Committee with respect to Participants who are Executive Officers and (ii) for all other Participants who are not Executive Officers, either the Committee or the Chief Executive Officer of the Company, as determined in accordance with Section 3.1.
“Award” means an award to a Participant of an opportunity to receive an Incentive Award under this Plan, subject to the terms and conditions of this Plan.
“Board” means the Company’s Board of Directors.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation and Talent Committee of the Board.
“Company” is defined in in Section 1 of this Plan.
“Eligible Wages” as to a Participant for a particular Performance Period means the amount of base salary or base wages paid to the Participant by the Company and its Subsidiaries during that Performance Period, exclusive of any commissions, incentive awards, bonuses, other actual or imputed income from any benefits, stock or incentive awards, or perquisites provided by the Company or a Subsidiary, or other forms of compensation or benefits, but with base salary and base wages determined prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.
“Executive Officer” means the Company’s executive officers, as defined in Rule 16-a-1(f) of the Securities Exchange Act of 1934, as amended).

“Incentive Award” means the cash payment payable to a Participant under this Plan.
“Participant” means any Executive Officer or other Company executive at the level of Senior Vice President or above who is not a participant in another Company cash-based incentive plan of the Company or any Subsidiary.
“Performance Period” means the performance period covered by an Award granted under this Plan. The Administrator may provide for performance periods that correspond to the Company’s fiscal year, one or more quarters in any Company fiscal year, or any other period the Administrator may determine to be appropriate.
“Plan” is defined in Section 1 of this Plan.
“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
“Target Incentive Award” with respect to an Award means the amount obtained by multiplying (i) the Participant’s Eligible Wages, by (ii) such Participant’s Target Incentive Award Percentage as in effect at the end of the Performance Period applicable to such Award.
“Target Incentive Award Percentage” with respect to an Award, means the Participant’s target incentive award opportunity as to the Performance Period covered by that Award, expressed as a percentage of the Participant’s Eligible Wages for that Performance Period, as determined from time to time by the Administrator or such other target incentive award opportunity percentage as may be determined from time to time by the Administrator.
3.Administration of the Plan.
3.1    The Administrator. This Plan will be administered by the Committee. The Committee may delegate any of its authority under this Plan to a subcommittee consisting of members of the Committee. Notwithstanding the foregoing, and subject to such limitations as the Committee deems appropriate, the Committee may delegate the responsibility for administering the Plan with respect to Participants who are not Executive Officers to the Chief Executive Officer. All references in this Plan to the “Administrator” shall be, as applicable, to the Committee, the Chief Executive Officer or any other committee to whom the authority to administer this Plan has been delegated in accordance with this section.
3.2    Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator will have responsibility for the administration of this Plan in accordance with its terms, including without limitation the authority to (i) determine eligibility to participate in this Plan and, from those individuals determined to be eligible, the particular individuals who will receive an Award under this Plan; (ii) establish the terms and conditions applicable to each Award, including (without limitation) the applicable Performance Period, Target Incentive Award Percentage, applicable measures of performance, and other terms and conditions; (iii) construe and interpret this Plan and any agreements or other document relating to Awards under this Plan; (iv) adopt rules and regulations relating to the administration of this Plan; and (v) exercise all other duties and powers conferred on it by this Plan. Any determination by the Administrator will be final, binding, and conclusive on all applicable Participants to whom the Administrator’s authority extends. Neither the Administrator, nor any person acting at the direction thereof, nor any member of the Board will be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan).
4.Incentive Award Provisions.
4.1    Determination of Incentive Awards. The Administrator will establish the formula to be used to determine any Incentive Award payable with respect to an Award for the applicable Performance Period, which formula may be based, or take into account, any or all of the following as may be determined by the Administrator in its sole discretion: (i) performance measures based on Company performance on a consolidated basis; (ii) the performance of a subsidiary, division, business unit, or product line; (iii) individual performance; (iv) measurement of performance based on absolute performance or relative performance (such as, without limitation, relative to another company, group of companies, or an index); (v) objective and/or subjective measures; and (vi) criteria to assess performance, including but not limited to, net operating income or profit, pre- or after-tax income, revenue, funds from operations, total shareholder equity or return, gross margin, cash flow, earnings per share, total addressable market, or any other criterion or criteria the Administrator may select. In no event (unless otherwise provided by the Administrator) will the Incentive Award for any Award exceed an amount equal to three (3) times the Target Incentive Award for such Award.
4.2    Newly Hired or Promoted Executives. Unless otherwise provided by the Administrator, a newly hired or promoted individual who becomes a Participant during a Performance Period will be eligible to receive an Incentive Award for that Performance Period so long as such individual commences employment at or is promoted to a level that has been determined by the Administrator as eligible for participation in this Plan. Such individual’s Incentive Award shall be based on the Eligible Wages the individual actually receives during such Performance Period. Unless otherwise provided by the Administrator, a newly hired individual or a newly promoted individual must be employed by the Company or one of its Subsidiaries in an eligible position for at least one month of a Performance Period to be eligible to receive an Incentive Award during such Performance Period.

4.3    Termination of Employment; Changes in Position. Unless otherwise expressly provided by the Administrator or under a separate Company plan applicable to the Participant or a written contract between the Participant and the Company, a Participant’s Award will immediately terminate in the event that such Participant’s employment with the Company and its Subsidiaries terminates for any reason prior to the end of the Performance Period covered by such Award, and the Participant will not be entitled to an Incentive Award payment (and in no event will the Participant be considered to have earned or satisfied the conditions for any Incentive Award payment) in respect of such Award. If a Participant’s employment with the Company and its Subsidiaries terminates on or after the end of a Performance Period covered by the Participant’s Award, but before such Award is paid, the Participant will receive such Incentive Award payment as soon as reasonably practicable following the termination of employment but in no event later than the period set forth in Section 4.6 of this Plan.
The Administrator may in its sole discretion make such adjustments (including, without limitation, to the Participant’s Target Incentive Award Percentage or to the methodology or measures used to determine the Participant’s Incentive Award), or it may terminate the Participant’s participation in this Plan, as it may determine to be appropriate in the event of a change in a Participant’s position, duties, employment status (for example, full-time or part-time), leave of absence, or similar change in circumstances.
4.4    Adjustments; Early Termination. The Administrator has the sole discretion to adjust the performance measures, performance goals, relative weights of the measures, and other provisions of then-outstanding Awards under this Plan to reflect one or more of the following: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements, (xix) items related to fluctuations in currency exchange rates, or (xx) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

Notwithstanding any other provision herein, the Administrator will have discretion to settle or terminate, as the Administrator may determine in its sole discretion and (in the case of a settlement) in such amount (if any) as the Administrator may determine to be appropriate in its sole discretion, any Award granted hereunder in connection with any merger, reorganization or other corporation transaction.
4.5    Administrator Discretion to Determine Incentive Awards. The Administrator has the sole discretion to determine the performance goals and criteria for each Award and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan. To this same extent, the Administrator may at any time establish additional conditions and terms of an Award or for the payment of Incentive Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as the Administrator may deem desirable and may take into account such other factors as the Administrator deems appropriate.
4.6    Form and Time of Payment. Any Incentive Award earned and payable in accordance with this Plan will be paid in cash (subject to tax withholding pursuant to Section 5.4) as soon as reasonably practicable following the determination of such Incentive Award amount pursuant to Section 4.1 of this Plan, but in no event later than (a) March 15 of the calendar year following the calendar year in which the applicable Performance Period ends, or (b) if later, the last day of the period ending on the 15th day of the third month following the end of the Company’s fiscal year in which the applicable Performance Period ends, in each case, in accordance with Treasury Regulation Section 1.409A-1(b)(4)(i).
5.General Provisions.
5.1    Rights of Participants.
(a)No Right to Awards or Continued Employment. Neither the establishment of this Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company or any of its officers, employees or directors in respect of this Plan will be held or construed to confer upon any person any legal right to receive, an Award, an Incentive Award or any other benefit under the Plan. Nothing contained in this Plan (or in any other documents evidencing any Award under this Plan) will confer upon any employee or Participant any right to continued employment with the Company or any Subsidiary, constitute any contract or agreement of employment or affect an employee’s status as an employee at will, nor will it interfere in any way with the right of the Company or any Subsidiary to change any person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate written employment contract with the Company or any Subsidiary.
(b)Plan Not Funded. Awards payable under this Plan will be payable from the general assets of the Company, and no special or separate reserve, fund or deposit will be made to assure payment of such Awards. No Participant or other person will have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right will be no greater than the right of any unsecured general creditor of the Company.

5.2    Non-Transferability of Benefits and Interests. Except as expressly provided by the Administrator, all Awards are non-transferable, and no benefit payable under this Plan will be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.
5.3    Governing Law; Severability. This Plan, the Awards, all documents evidencing awards and all other related documents will be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary. If any provision or provisions of this Plan will be held to be invalid, illegal, or unenforceable, such provision will be enforced to the fullest extent permitted by applicable law and the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.
5.4    Tax Withholding. In connection with the payment of any Incentive Award, the Company will have the right to deduct from the amount of the Incentive Award, or any other compensation or amounts payable to the Participant, the amount of any federal, state, local or other income, employment or other taxes that the Company or any Subsidiary may be required to withhold with respect to such Incentive Award payment.
5.5    No Vested Rights; Amendments, Suspension or Termination of Plan. No Participant will have, at any time, a vested right to any benefit under this Plan (other than as to Incentive Award amounts theretofore actually paid, subject to Section 5.10). The Company or the Administrator may at any time terminate, amend, modify or suspend this Plan, in whole or in part and/or with respect to any or all Awards or Participants (other than as to Incentive Award amounts actually paid prior to the date of such action by the Company or the Administrator).

5.6    Captions; Construction. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
5.7    Non-Exclusivity of Plan. Nothing in this Plan will limit or be deemed to limit the authority of the Company to grant awards or authorize any other compensation under any other plan or authority.
5.8    Dispute Resolution: All disputes concerning Plan implementation must be submitted in writing to the next level of management within thirty (30) days of the occurrence of the event triggering a dispute. The Administrator will have the sole responsibility to review and resolve all disputes and will make the final and binding decision with respect thereto.
Furthermore, with respect to each Participant who is employed by the Company or any Subsidiary in the United States: to the fullest extent allowed by law, any dispute regarding the Plan, any claim for wages or compensation or any aspect of this Plan (“Arbitrable Claims”) will be settled by final and binding arbitration before a single arbitrator in the county in which the Participant worked in accordance with the JAMS Employment Arbitration Rules and Procedures (“Rules”), or equivalent rules in effect at the time the arbitration demand is filed, as the exclusive remedy for such dispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. As in any arbitration, the burden of proof will be allocated as provided by applicable law. Both the Participant and the Company will be entitled to file dispositive motions before the arbitrator to the same extent as would be allowed had the dispute been heard in a court of law having jurisdiction over the parties' claims or counterclaims. The arbitrator will have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable rules for the particular claims asserted.
The arbitration proceedings do not provide for jury trials, but for a hearing before one independent, neutral arbitrator. Therefore, in agreeing to arbitrate claims, both the Participant and the Company and its affiliates are waiving a trial or hearing before a jury. The participant agrees that any Arbitrable Claims will be resolved on an individual basis and agrees to waive his or her right, to the extent allowed by applicable law to consolidate any Arbitrable Claims with the claims of any other person in a class or collective action. For the avoidance of doubt, the arbitrator may not consolidate more than one person’s or entity’s claims, and may not preside over any form of representative or class proceeding.
Participants who are employed by the Company or any Subsidiary outside of the United States (other than Participants who are U.S. citizens and/or taxpayers in the United States) agree that any action arising from, or under, the Plan will be brought only in an administrative agency, court, or other applicable adjudicatory body of competent jurisdiction in the country whose laws govern the terms and conditions of such Participant’s employment (including participation in the Plan) with any such action subject to the laws of such country. To the extent permissible under the applicable laws, the parties expressly waive their right to a jury trial.
5.9    Code Section 409A. The Company’s intent is that any payments and benefits paid under this Plan be exempt from, or comply with, Section 409A of the Code so as to not result in any tax, penalty or interest thereunder. To the maximum extent permitted, this Plan will be interpreted and administered consistent with such intent. Each payment under this Plan will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless applicable law requires otherwise.
5.10    Clawback Provisions. All Awards and any Incentive Award paid under this Plan will be subject to the provisions of any clawback or similar policy implemented by the Company from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback.
5.11    Effective Date. This Plan is effective as of February 9, 2021.
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